Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gemphire Therapeutics Inc. Inducement Plan of our report dated March 18, 2016 (except for the effects of the reverse stock split described in Note 14, as to which the date is May 6, 2016), with respect to the financial statements of Gemphire Therapeutics Inc. (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), included in Registration Statement No. 333-210815 on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

October 3, 2016